EXHIBIT 10.1

AMENDMENT TO CREDIT AND
SECURITY AGREEMENT

This Amendment to Credit and Security Agreement is made and entered into as of this 10th day of November, 2008, by and between Nature Vision, Inc., a Minnesota corporation (herein called “Parent”) and Nature Vision Operating, Inc., a Minnesota corporation (herein called “Subsidiary”).  Parent and Subsidiary are each sometimes called “Borrower” and collectively sometimes “Borrowers” for the benefit of M&I Business Credit, LLC (herein called “Lender”).

RECITALS:

A.            Borrowers executed and delivered to Lender a Credit and Security Agreement on November 8, 2007 (the “Credit Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

B.             Borrowers and Lender desire to alter, amend and modify the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Paragraph 1(d) of the Credit Agreement is hereby deleted therefrom in its entirety and the following is hereby inserted in lieu thereof as an amendment thereto:

Borrower will pay interest on all outstanding loans under this Agreement at an annual rate (computed on the basis of actual days elapsed in a 360-day year) which shall at all times be equal to the greater of (i) five and one-quarter percent (5.25%) per annum, or (ii) three and three-quarters percent (3.75%) above the “One Month LIBOR Rate” (as hereinafter defined), each change in the interest rate shall take effect simultaneously with the corresponding change in the One Month LIBOR Rate; provided that in no event shall the Borrower pay interest at a rate greater than the highest rate permitted by law.  “One Month LIBOR Rate” means the annual rate equal to the rate at which U.S. dollar deposits are offered on the first day of each calendar month on or about 9 a.m., Milwaukee, Wisconsin time (rounded upwards, if necessary, to the nearest 1/16 of 1%) as determined by the British Bankers Association (BBA LIBOR) and reported by a major news service selected by Lender (such as Reuters, Bloomberg or Moneyline Telerate).  If BBA LIBOR for the one month period is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the One Month LIBOR Rate shall be established as of the preceding day on which a BBA LIBOR rate is provided for a one month period and reported by the selected news service.  The One Month LIBOR Rate determined above shall be the applicable One Month LIBOR Rate for the entire calendar month.  The One Month LIBOR Rate may be adjusted by Lender for any reserve requirement and any subsequent costs arising from a change in government regulation.  All interest shall accrue on the principal balance outstanding from time to time and shall be payable on the first day of the next month in which accrued and in any event on demand.  Borrower agrees that Lender may at any time or from time to time, without further request by Borrower, make a loan to Borrower, or apply the proceeds of any loans, for the purpose of paying all such interest promptly when due.  In the computation of interest, Lender may allow two banking days for the collection of uncollected funds.  Notwithstanding anything to the contrary stated herein, the interest charges payable pursuant to this Paragraph 1(d) for each twelve month period shall never be less than $120,000.  If for any twelve month period the interest pursuant to Paragraph 1(d) shall be less than $120,000, Borrower shall pay on the anniversary date of this Agreement ending each twelve months the amount of the difference between $120,000 and the interest charges for such twelve month period.  The effective date of this amendment to Paragraph 1(d) of the Credit Agreement is December 1, 2008.

2.             Lender hereby waives the breach by Borrowers of Paragraph 5(h) of the Credit Agreement as of September 30, 2008, based upon the financial statements of Borrowers as of September 30, 2008; provided, however, that this waiver shall not be deemed a waiver of any other breach or default of the Credit Agreement or Security Documents, including, without limitation, any subsequent breach by Borrowers of Paragraph 5(h) of the Credit Agreement.

3.             Borrowers hereby warrant and represent to Lender that except as expressly set forth in Paragraph 2 of this Agreement (a) each and all of the representations and warranties set forth and contained in the Credit Agreement and Security Documents (as defined in the Credit Agreement) are true, correct and complete in all respects as of the date hereof, and (b) no Event of Default and no event, circumstance or condition which with the giving of notice or the passage of time or both would constitute an Event of Default under the Credit Agreement or Security Documents has occurred or is continuing as of the date hereof.

4.             Borrowers acknowledge and agree that, except as expressly set forth in Paragraph 2 of this Agreement, by executing and delivering this Agreement the Lender is not waiving any existing Event of Default, whether known or unknown, or any event, circumstance or condition, whether known or unknown, which with the giving of notice or the passage of time or both would constitute an Event of Default nor is Lender waiving any of its rights or remedies under the Credit Agreement or Security Documents.

5.             Borrowers hereby acknowledge and agree with Lender that no events, conditions or circumstances have arisen or exist as of the date hereof which would give Borrowers the right to assert a defense, counterclaim and/or setoff to any claim by Lender for payment of amounts due under the Credit Agreement or Security Documents.

6.             Borrowers hereby release Lender and each of its officers, directors, agents, employees, legal counsel and other representatives from any and all claims, demands, causes of action, liability, damage, loss, costs and expenses which it has paid, incurred or sustained, or believes it has paid, incurred or sustained, known or unknown, absolute or contingent, liquidated or unliquidated, as a result of or related to (a) the transactions evidenced by or related to the Credit Agreement and Security Documents, (b) any acts or omissions of the Lender or any of its officers, directors, agents, employees, legal counsel or other representatives in connection therewith or related thereto, or (c) the extension or denial of credit under the Credit Agreement or Security Documents.

7.             Except as expressly amended hereby, the Credit Agreement and Security Documents shall remain in full force and effect in accordance with their original terms and binding upon and enforceable against Borrowers, and not subject to any defense, counterclaim or right of setoff.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BORROWERS:

NATURE VISION, INC.

		By:	/s/ Jeff P. Zernov
		Its :	Chief Executive Officer and President

Accepted by:

M&I BUSINESS CREDIT, LLC		NATURE VISION OPERATING, INC.

By:	/s/ Robert M. Raveling	By:	/s/ Jeffery P. Zernov
Its:	/s/ Vice President	Its:	Chief Executive Officer and President